Exhibit 99.1

News Release

Newell Brands Announces CEO Transition

Chief Executive Officer and Board Member Michael Polk to Retire

HOBOKEN, NJ, — March 14, 2019 — Newell Brands Inc. (NASDAQ: NWL) today announced that Michael Polk, the company’s President and Chief Executive Officer since 2011 and a member of the Newell Brands Board of Directors since 2009, will retire from the company at the end of the second quarter. The Board and Mr. Polk have agreed that, as the company nears the completion of its Accelerated Transformation Plan, now is the right time for a management transition.

The Board has commenced a search process to identify the Company’s next CEO, and has retained Heidrick & Struggles, a leading global executive search firm, to assist in a thorough search process.

“On behalf of the Board, I want to thank Mike for his leadership and contributions to Newell Brands,” said Patrick Campbell, non-executive independent Chairman of the Board. “Mike has played a significant role in developing and executing a strategy to position Newell Brands as a diversified, global branded consumer products company with a portfolio of leading brands in large and growing global categories. While we recognize that there is still work to do to become a leading consumer goods company, we are confident that the company is taking the right steps to execute its transformation, drive growth and increase shareholder value. We appreciate Mike’s continued support to facilitate an orderly transition in the coming months as the Board conducts a comprehensive search for the company’s next Chief Executive Officer.”

“I have been privileged to lead Newell Brands for the past eight years. With the Accelerated Transformation Plan largely complete and the business beginning to turn, I believe now is the right time to transition to the next generation of leadership”, said Mr. Polk. “I am proud of the progress we have made since 2011 transforming the portfolio and building a set of competitively advantaged capabilities in innovation, design and eCommerce. I am committed to working alongside the Board and the management team to ensure a smooth transition over the next few months.”

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Marmot®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

221 River Street	NASDAQ: NWL
Hoboken, NJ 07030	www.newellbrands.com
+1 (201) 610-6600

News Release

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking information based on management’s current views and assumptions, including statements regarding Mr. Polk’s departure and the process to find his replacement. Actual results and events may differ materially from those described in the forward-looking statements above. Please refer to the cautionary statements set forth in the “Forward-Looking Statements” section and under the caption “Risk Factors” in Newell Brands’ Annual Report on Form 10-K for other factors that could affect our business.

Contacts:

Investors:

Nancy O’Donnell

SVP, Investor Relations and Communications

+1 (201) 610-6857

nancy.odonnell@newellco.com

Media:

Claire-Aude Staraci

Director, External Communications

+1 (201) 610-6717

claireaude.staraci@newellco.com

221 River Street	NASDAQ: NWL
Hoboken, NJ 07030	www.newellbrands.com
+1 (201) 610-6600